Gladstone Capital Corporation Reports Financial Results for its

Third Quarter Ended June 30, 2023

McLean, VA, July 26, 2023: Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) today announced earnings for its third fiscal quarter ended June 30, 2023. Please read the Company’s Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov, and the Investors section of the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	June 30, 2023	March 31, 2023	Change	% Change
Total investment income	$22,823	$20,561	$2,262	11.0%
Total expenses, net of credits	(11,147)	(10,929)	(218)	2.0

Net investment income	11,676	9,632	2,044	21.2
Net investment income per common share	0.31	0.26	0.05	19.2
Cash distribution per common share	0.24	0.225	0.015	6.7
Net realized gain (loss)	2,955	428	2,527	590.4
Net unrealized appreciation (depreciation)	(2,747)	1,926	(4,673)	(242.6)
Net increase in net assets resulting from operations	11,884	11,986	(102)	(0.9)
Weighted average yield on interest-bearing investments	13.6%	13.1%	0.5%	3.8
Total invested in new and existing	$70,615	$64,090	$6,525	10.2
Total repayments and net proceeds	35,230	9,761	25,469	260.9

As of:	June 30, 2023	March 31, 2023	Change	% Change
Total investments, at fair value	$715,324	$678,759	$36,565	5.4%
Fair value, as a percent of cost	97.3%	97.5%	(0.2)%	(0.2)
Net asset value per common share	$9.27	$9.19	$0.08	0.9

Third Fiscal Quarter 2023 Highlights:

•	Portfolio Activity: Invested $53.5 million in three new portfolio companies and $17.1 million in existing portfolio companies. Received $35.2 million in repayments and net proceeds.

•	Net Investment Income: Increased 21.2% over last quarter to $11.7 million, or $0.31 per share, driven primarily by higher interest income.

•	Portfolio Mix/Yields: Secured first lien assets continued to be over 70% of the portfolio, at cost, while the weighted average yield on debt investments rose 50bp to 13.6%.

•

Equity Issuance: Issued 1,415,117 shares of common stock through our at-the-market program at a weighted-average price of $9.59 per share, or 103% of net asset value, generating net proceeds of $13.3 million.

•	Credit Facility: Extended the revolving period end date to October 2025 and extended the final maturity date to October 2027.

Third Fiscal Quarter 2023 Results:

Total investment income increased by $2.3 million, or 11.0%, for the quarter ended June 30, 2023, compared to the prior quarter ended March 31, 2023, primarily due to a $2.2 million increase in interest income. The increase in interest income was driven by increases in both the weighted average yield and weighted average principal balance of our interest-bearing investments.

Total expenses increased by $0.2 million, quarter over quarter, primarily due to a $0.6 million increase in interest expense quarter over quarter, driven mainly by an increase in the weighted average interest rate on our credit facility, and a $0.5 million increase in incentive fees, driven mainly by an increase in the average portfolio yields. These increases were partially offset by a $1.0 million decrease in the net base management fee, driven mainly by an increase in portfolio company fee credits from new deal originations and advisory fees.

Net investment income for the quarter ended June 30, 2023 was $11.7 million, an increase of 21.2%, as compared to the prior quarter, or $0.31 per share, and covered distributions paid of $0.24 by 129%.

The net increase in net assets resulting from operations was $11.9 million, or $0.32 per share, for the quarter ended June 30, 2023, compared to $12.0 million, or $0.33 per share, for the quarter ended March 31, 2023. The current quarter increase was primarily driven by the increase in net investment income and $3.0 million of net realized gain recognized during the quarter, partially offset by $2.7 million of net unrealized depreciation recognized during the quarter.

Subsequent Events: Subsequent to June 30, 2023, the following significant events occurred:

•	Portfolio Activity:

•	In July 2023, we invested an additional $5.0 million in Gray Matter Systems, LLC, an existing portfolio company, through secured second lien debt.

•	Distributions Declared: In July 2023, our Board of Directors declared the following distributions to common and preferred stockholders:

Record Date	Payment Date	Distribution per Common Share
July 21, 2023	July 31, 2023	$0.0825
August 23, 2023	August 31, 2023	0.0825
September 7, 2023	September 15, 2023	0.0200	(A)
September 21, 2023	September 29, 2023	0.0825

	Total for the Quarter	$0.2675

(A)	Represents a supplemental distribution to common stockholders.

Record Date	Payment Date	Distribution per Series A Preferred Stock (A)
July 27, 2023	August 4, 2023	$0.130208
August 28, 2023	September 6, 2023	0.130208
September 27, 2023	October 5, 2023	0.130208

	Total for the Quarter	$0.390624

(A)	There are no shares of Series A Preferred Stock currently outstanding.

Comments from Gladstone Capital’s President, Bob Marcotte: “While our recent earnings have benefitted from the increase in interest rates, the competitive outlook for lower middle market investing continues to improve and should sustain our favorable investment margin and portfolio growth, which will be the primary drivers of our earnings momentum in the coming quarters.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Thursday, July 27, 2023, at 8:30 a.m. Eastern Time. Please call (866) 424-3437 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through August 3, 2023. To hear the replay, please dial (877) 660-6853 and use playback conference number 13739226. The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the investors section of the Company’s website.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly-traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of Gladstone Capital and the other publicly-traded Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended June 30, 2023, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or (703) 287-5893.

Forward-looking Statements:

The statements in this press release about future growth and shareholder returns are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.